Exhibit 10.8

CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS

Name of Employer:

Name of Participant:

Number of Share Units of Valvoline Inc. Common Stock:

Vesting Schedule:

Grant Date:

1.            Grant of Restricted Stock Units.  Valvoline Inc. (“Valvoline”) hereby confirms the grant of a cash-settled Restricted Stock Units (“RSU(s)”) award (“Award”) pursuant to the 2016 Valvoline Inc. Incentive Plan (the “2016 Plan”) and this agreement (this “Agreement”) in order to provide the Participant with an additional incentive to continue service to Valvoline and its Subsidiaries and to continue to work for the best interests of Valvoline. This Award entitles the Participant to receive a cash payment calculated in U.S. dollars and payable in the local currency (based upon Valvoline’s then existing internal F/X conversion rate), for each vested RSU equal to the Fair Market Value of one (1) share of Valvoline Common Stock on the applicable Vesting Date (as defined in Section 2 of this Agreement). For purposes of this Agreement “Employer” means the Subsidiary that employs the Participant (unless the Participant is directly employed by Valvoline).  Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the 2016 Plan.

2.            Vesting of Restricted Stock Units.

(a)            The RSUs shall vest in accordance with the Vesting Schedule set forth above so long as the Participant remains continuously employed by Valvoline and its Subsidiaries during the period commencing on the Grant Date and ending on the applicable Vesting Date.

(b)            Upon termination of continuous employment with Valvoline and its Subsidiaries for any reason (including by reason of death, Disability or Retirement), the Participant immediately shall cease vesting in the RSUs on the Termination Date and shall forfeit the unvested portion of the RSUs; provided, if the Participant’s termination of employment occurs for Cause, the Participant shall forfeit the RSUs in their entirety (both the vested portion and the unvested portion).

(c)            Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of the RSUs, in whole or in part, in circumstances as it may determine necessary or appropriate in its sole discretion.

(d)            For purposes of this Agreement, “Termination Date” shall be the earlier of: (i) the date on which the Participant ceases to render actual continuous services to Valvoline and its Subsidiaries; (ii) the date on which the Participant first provides notice of resignation or is

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provided notice of termination of employment by Valvoline and its Subsidiaries; or (c) the first date of any statutory notice period provided under local law, notwithstanding any entitlement that the Participant might have to notice, pay in lieu of notice, severance pay, or termination pay.

(e)            For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of the Participant to substantially perform his or her duties with Valvoline and its Subsidiaries (other than such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) willful engaging by the Participant in gross misconduct materially injurious to Valvoline and/or its Subsidiaries, or (iii) the Participant’s conviction of or the entering of a plea of nolo contendere (or similar plea under the laws of a jurisdiction outside the United States) to the commission of a felony (or a similar crime or offense under the laws of a jurisdiction outside the United States).

(f)         If the Participant is employed and/or resident in a country that is a member of the European Union, this Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”).  To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award and this Agreement are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Valvoline, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

3.            Settlement of Restricted Stock Units.

(a)            As soon as administratively practicable following the vesting of this Award, Valvoline or the Employer shall issue the Participant a cash payment in U.S. dollars or in local currency (based upon Valvoline’s then existing internal F/X conversion rate) for each vested RSU, less any withholding for Tax-Related Items as set forth in Section 4 below.

(b)            In addition, this Award carries a Dividend Equivalent, payable in cash, equal to the amount of dividends payable on the dividend payment date with respect to the number of shares represented by the RSUs outstanding on the dividend record date. The Dividend Equivalent will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no cash payment shall be made to the Participant unless and until the corresponding RSU has vested in accordance with Section 2.  The Dividend Equivalent shall be payable at the same time as payment of each vested RSU in accordance with this Section 3(a).

(c)            As a condition to the grant of this Award, the Participant agrees to repatriate all payments attributable to the RSUs and other amounts acquired under the 2016 Plan (to the extent such amounts are not paid locally) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by Valvoline and its Subsidiaries, as may be required to allow Valvoline and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under

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local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

4.            Responsibility for Tax-Related Items.  Regardless of any action Valvoline or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that Valvoline and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of the RSUs, the vesting of the RSUs and any payments in settlement of any vested RSUs, and (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of any cash payment upon the vesting of the Participant’s RSUs, if the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Employer shall withhold a portion of the cash payment sufficient to pay the Tax-Related Items required to be withheld.  Alternatively, Valvoline or the Employer may withhold the Tax-Related Items required to be withheld from the Participant’s regular salary/wages or any other amounts payable to the Participant.  In the event the withholding requirements are not satisfied through the withholding from the cash payment attributable to the vested RSUs or through the Participant’s regular salary/wages or other amounts payable to the Participant, no payment will be issued to the Participant (or the Participant’s estate) upon the vesting of the RSU unless and until satisfactory arrangements (as determined by the Compensation Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that Valvoline or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs.

If the Participant relocates to another jurisdiction during the lifetime of the RSU, the Participant shall be responsible for notifying Valvoline of such relocation and shall be responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one (1) jurisdiction, the Participant acknowledges and agrees that Valvoline, the Employer and/or other Subsidiaries may be required to withhold or account for Tax-Related Items in more than one (1) jurisdiction.  By accepting this Award, the Participant expressly and explicitly consents to the withholding methods as provided for hereunder.  All other Tax-Related Items related to the RSU shall be the Participant’s sole responsibility.

5.            Acknowledgement and Waiver.  By accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:

(a)            the 2016 Plan is established voluntarily by Valvoline, is discretionary in nature and may be modified, amended, suspended or terminated by Valvoline at any time;

(b)            the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c)            all decisions with respect to future grants, if any, will be at the sole discretion of Valvoline;

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(d)        the Participant’s participation in the 2016 Plan shall not create a right to continued employment with Valvoline or the Employer, as applicable, and shall not interfere with the ability of Valvoline or the Employer, as applicable, to terminate the Participant’s employment relationship at any time as may be permitted under applicable law and/or any employment agreement;

(e)          the Participant is participating voluntarily in the 2016 Plan;

(f)            this Award and the resulting benefits are not intended to replace any pension rights or compensation;

(g)        this Award and the resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments insofar as permitted by applicable law and in no event should be considered as compensation for, or relating in any way to, past services for Valvoline, its Subsidiaries and  the Employer;

(h)           unless otherwise agreed with Valvoline, the RSUs and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

(i)          this Award will not be interpreted to form an employment contract or relationship with Valvoline, any of its Subsidiaries or the Employer;

(j)         the future value of the shares of Common Stock underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(k)          no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws);

(l)         in consideration of the grant of this Award to which the Participant is otherwise not entitled, the Participant expressly and irrevocably agrees never to institute any claim against Valvoline, its Subsidiaries and the Employer, and expressly waives and releases Valvoline, its Subsidiaries and the Employer from any such claim; notwithstanding the foregoing, if any claim is allowed by a court of competent jurisdiction, then, by accepting this Award and participating in the 2016 Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(m)          neither Valvoline, its Subsidiaries nor the Employer will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the RSUs or any amounts payable to the Participant pursuant to the settlement of the RSUs; and

(n)        if Valvoline determines that the Participant has engaged in misconduct prohibited by applicable law or any applicable policy of Valvoline, as in effect from time to time, or Valvoline is required to make recovery from the Participant under applicable law or a

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Valvoline policy adopted to comply with applicable legal requirements, then Valvoline may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (i) recover from the Participant the proceeds from RSUs up to three (3) years prior to the Participant’s termination of employment or any time thereafter, (ii) cancel the Participant’s outstanding RSUs whether or not vested, and (iii) take any other action required or permitted by applicable law.

6.            Data Privacy.  The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSUs grant materials (“Data”) by and among, as applicable, Valvoline, its Subsidiaries and the Employer for the exclusive purpose of implementing, administering and managing the Participant’s participation in the 2016 Plan.

The Participant understands that Valvoline, its Subsidiaries and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in Valvoline, details of all RSUs or any entitlement to RSUs awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the 2016 Plan.

The Participant understands that Data will be transferred to Valvoline’s escrow agent, designated broker or such other stock plan service provider as may be selected by Valvoline in the future, which is assisting Valvoline with the implementation, administration and management of the 2016 Plan.  The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.  The Participant authorizes Valvoline, Valvoline’s designated broker and any other possible recipients which may assist Valvoline (presently or in the future) with implementing, administering and managing the 2016 Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the 2016 Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the 2016 Plan.  The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with Valvoline, its Subsidiaries and the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that Valvoline may not be able to grant the Participant’s RSUs or other awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the 2016 Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant should contact his or her local human resources representative.

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7.            Change in Control.  Notwithstanding the foregoing, and notwithstanding any provision of Section 12(A) of the 2016 Plan to the contrary, this Award shall be treated as follows in the event of a Change in Control prior to a Vesting Date and while the Participant remains employed by Valvoline and its Subsidiaries:

(a)        If this Award is assumed, continued, converted or replaced by the surviving or resulting entity in connection with the Change in Control, then this Award shall continue to vest subject to the Participant’s continued employment through the Vesting Dates; provided that the unvested RSUs will immediately vest in full upon the termination of the Participant’s employment without Cause and not as a result of the Participant’s Disability or death during the one (1) year period commencing on the date of the Change in Control.

(b)        If this Award is not assumed, continued, converted or replaced by the surviving or resulting entity in connection with the Change in Control, then the unvested RSUs immediately will vest in full upon the date of the Change in Control.

(c)            For purposes of this Agreement, this Award will not be considered to be assumed, continued, converted or replaced by the surviving or resulting entity in connection with the Change in Control unless, in each case as determined by the Compensation Committee in its sole discretion prior to a Change in Control, (i) the number and kind of shares or other securities underlying this Award are adjusted to prevent dilution of the Participant’s rights hereunder and to preserve the intrinsic value and material terms and conditions of this Award as in effect prior to the Change in Control, and (ii) immediately following the Change in Control, this Award relates to shares of stock in the surviving or resulting entity which are publicly traded and listed on a national securities exchange.

(d)            Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide for accelerated vesting of this Award at any time and for any reason.

8.            No Rights of Stock Ownership.  This grant of RSUs does not entitle the Participant to any rights attributable to Share ownership (including to, but not limited to, voting and dividend rights).

9.            Assignment or Transfer of Rights.  The Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any rights under this Agreement other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her.  The terms of this Award shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

10.            Effect of Agreement.  The Participant acknowledges receipt of a copy of the 2016 Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of this Award), and hereby accepts this Award and agrees to be bound by its contractual terms as set forth herein and in the 2016 Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee regarding any questions relating to this Award.  In the event of a conflict between the terms and provisions of the 2016 Plan and the terms and provisions of this Agreement, the 2016 Plan terms and provisions shall prevail.

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11.            Restrictive Covenants.

(a)            This Award is granted under and subject to all the terms and conditions of the 2016 Plan, including, but not limited to, the forfeiture provision of Section 16(H) of the 2016 Plan.  In consideration of this award, the Participant agrees and to extent the following covenants are permitted and enforceable under the laws of the jurisdiction in which the Participant is employed, the Participant agrees that, during the Participant’s employment and for a 24 month period following the Participation’s termination of employment for any reason, without the prior written consent of Valvoline, the Participant will not (i) engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Valvoline or any of its Subsidiaries; or (ii) perform any act or engage in any activity that is detrimental to the best interests of Valvoline or any of its Subsidiaries, including, without limitation, (aa) solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of Valvoline or any of its Subsidiaries to terminate his, her or its relationship with Valvoline or any of its Subsidiaries for any reason, or (bb) disclose proprietary or confidential information of Valvoline or any of its Subsidiaries to third parties or use any such proprietary or confidential information for the benefit of anyone other than Valvoline and its Subsidiaries (clauses (i) and (ii), the “Participant Covenants”); provided, however, that section (ii) above shall not be breached in the event that the Participant discloses proprietary or confidential information to the U.S. Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or the Participant’s disclosure of proprietary or confidential information is protected under the whistleblower provisions of any applicable law or regulation.  Furthermore, Participant is advised that if Participant discloses proprietary or confidential information of Valvoline that constitutes a trade secret to which the U.S. Defend Trade Secrets Act (18 USC Section 1833(b)) applies, then Participant shall not be held criminally or civilly liable under any federal or state trade secret law, or considered to be in violation of the terms of this Agreement, where Participant’s disclosure is made solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official, whether directly or indirectly, or to an attorney; or where Participant’s disclosure is made in a complaint or other document filed in a lawsuit or other proceeding against Valvoline and such filing is made under seal. The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Valvoline, in advance or otherwise, that such disclosure(s) has been made. Nothing in this Agreement shall prohibit the Participant from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.

(b)            Notwithstanding any other provision of the 2016 Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment or within 24 months following the Participant’s termination of employment with Valvoline or any of its Subsidiaries for any reason:  (i) cancel this Award; (ii) Valvoline may eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Valvoline or any of its Subsidiaries (either directly or under any Participant benefit or compensation plan, agreement, or arrangement), except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rulings, or

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guidance provided thereunder, and such elimination or reduction would trigger a tax or penalty under Section 409A of the Code, to or on behalf of the Participant in an amount up to the amount of the total payments made to the Participant in conjunction with any prior vesting of the RSUs; and/or (iii) Valvoline may require the Participant to pay Valvoline the amount of the total payments made to the Participant in conjunction with any prior vesting of the RSUs; in each case together with the amount of Valvoline’s court costs, attorney fees, and other costs and expenses incurred in connection therewith.

12.            Miscellaneous.

(a)            Governing Law; Venue.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Kentucky, without giving effect to principles of conflicts of law.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and expressly consent to the sole and exclusive jurisdiction of the courts of Kenton County, Kentucky, or the federal courts for the United States for the Eastern District of Kentucky, and no other courts, where this grant is made and/or to be performed.

(b)            Entire Agreement; Enforcement of Rights.  This Agreement and the 2016 Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties.  Except as contemplated under the 2016 Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)            No Advice Regarding Grant.  Valvoline, its Subsidiaries and the Employer are not providing any tax, legal or financial advice, nor is Valvoline, its Subsidiaries and the Employer making any recommendations regarding the Participant’s participation in the 2016 Plan.  The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the 2016 Plan before taking any action related to the 2016 Plan.

(d)            Electronic Delivery and Acceptance.  Valvoline may, in its sole discretion, deliver any documents related to current or future participation in the 2016 Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the 2016 Plan through an on-line or electronic system established and maintained by Valvoline or a third party designated by Valvoline.

(e)            Language.  The Participant has received the terms and conditions of the RSUs and any other related communication, and the Participant consents to receiving these documents in English.  If the Participant has received this Agreement, or any other document related to this Award and/or the 2016 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f)         Severability.  If one or more provisions of this Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith.  In the event that

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the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g)            Waiver of Valvoline.  The Participant acknowledges that a waiver by Valvoline of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other the Participant.

(h)            Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or at time of transmission if sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, or 48 hours after being deposited with an express courier, or at the time an electronic confirmation of receipt is received if delivery is by email, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(i)         Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

(j)         Private Placement.  The grant of the RSUs is not intended to be a public offering of securities in your country of residence (and country of employment, if different).  Valvoline has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

(k)           Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by Valvoline’s successors and assigns.  The rights and obligations of the Participant under this Agreement may not be assigned without the prior written consent of Valvoline.

(l)         Addendum to Agreement.  Notwithstanding any provision of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) as set forth in the addendum to this Agreement (the “Addendum”). Further, if the Participant transfers residency and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent Valvoline determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of this Award and the 2016 Plan (or Valvoline may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Addendum shall constitute part of this Agreement.

(m)          Additional Requirements.  Valvoline reserves the right to impose other requirements on this Award and the Participant’s participation in the 2016 Plan to the extent Valvoline determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation

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and administration of this Award and the 2016 Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(n)           Section 409A Compliance.  This Agreement is intended to comply with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  Valvoline reserves the unilateral right to amend this Agreement upon written notice to the Participant in order to prevent taxation under Section 409A of the Code.

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This Award of RSUs is subject to Participant’s on-line acceptance of the terms and conditions of this Agreement through the [  ] web portal. The right to the RSUs under this Award shall be void and ineffective if not accepted through the [  ] web portal by [  ].

By accepting the terms and conditions of this Agreement, the Participant acknowledges receipt of a copy of the 2016 Plan, Prospectus, and Valvoline’s most recent Annual Report and Proxy Statement (the “Prospectus Information”).  The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and in the 2016 Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

VALVOLINE INC.

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2016 VALVOLINE INC. INCENTIVE PLAN

ADDENDUM TO
CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT
 FOR NON-U.S. PARTICIPANTS

In addition to the provisions of the 2016 Valvoline Inc. Incentive Plan, as such plan may be amended from time to time (the “2016 Plan”), and the Cash-Settled Restricted Stock Unit Award Agreement (the “Agreement”), the RSUs are subject to the following additional terms and conditions as set forth in this addendum to the Agreement to the extent the Participant resides and/or is employed in one of the countries addressed herein (this “Addendum”).  All defined terms as contained in this Addendum shall have the same meaning as set forth in the 2016 Plan and the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Participant to the extent Valvoline determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the 2016 Plan (or Valvoline may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

AUSTRALIA

1.            Award Conditioned on Satisfaction of Regulatory Obligations.  If the Participant is a director of a Subsidiary incorporated in Australia, or (b) the Participant is a management-level executive of a Subsidiary incorporated in Australia and who also is a director of a Subsidiary incorporated outside of the Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) and the Corporations Amendment (Improving Accountability on Termination Payments) Act in Australia.

CANADA

The following provisions apply to the Participant’s Award if the Participant is a resident of Quebec:

1.            Language Consent.  The parties acknowledge that it is their express wish that the Agreement, including this Addendum, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

2.            Data Privacy.  The Participant hereby authorizes Valvoline and Valvoline’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the 2016 Plan.  The Participant further authorizes the

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Valvoline and any Subsidiary to disclose and discuss the 2016 Plan with their advisors and to record all relevant information and keep such information in the Participant’s employee file.

CHINA

1.            Payment of Award.  The grant of the RSUs does not provide the Participant with any right to receive shares of Common Stock.  Instead, upon vesting of the RSUs, the Participant only shall be entitled to receive a cash payment, in local currency, paid by the Employer through local payroll (less any withholding for Tax-Related Items).  In accepting the Award, the Participant expressly acknowledges and agrees that the Participant shall bear any currency fluctuation risk between the time the Award is granted and the time the Participant receives cash payment in settlement of any vested RSUs.

DENMARK

1.            Treatment of Award upon Termination of Employment.  Notwithstanding any provisions in the Agreement to the contrary, unless the Participant is a member of registered management who is not considered a salaried employee, the treatment of the Award upon the Participant’s termination of employment shall be governed by the Act on Stock Options in Employment Relations. However, if the provisions in this Agreement or the 2016 Plan governing the treatment of the Award upon a termination of employment are more favorable, the provisions of the Agreement or the 2016 Plan shall govern.

INDIA

1.            Payment of Award.  The grant of the RSUs does not provide the Participant with any right to receive shares of Common Stock.  Instead, upon vesting of the RSUs, the Participant only shall be entitled to receive a cash payment, in local currency, paid by the Employer through local payment (less any withholding for Tax-Related Items).  In accepting the Award, the Participant expressly acknowledges and agrees that the Participant shall bear any currency fluctuation risk between the time the Award is granted and the time the Participant receives cash payment in settlement of any vested RSUs.

MEXICO

1.            Commercial Relationship.  The Participant expressly recognizes that participation in the 2016 Plan and Valvoline’s grant of Award does not constitute an employment relationship between the Participant and Valvoline.  The Participant has been granted Award as a consequence of the commercial relationship between Valvoline and the Employer, and the Employer is the Participant’s sole employer.  Based on the foregoing, (a) the Participant expressly recognizes the 2016 Plan and the benefits derived from  participation in the 2016 Plan will not establish any rights between the Participant and the Employer, (b) the 2016 Plan and the benefits the Participant may derive from participation in the 2016 Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the 2016 Plan by Valvoline, or a termination of the 2016 Plan by Valvoline, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

2.            Extraordinary Item of Compensation.  The Participant expressly recognizes and acknowledges that participation in the 2016 Plan is a result of the discretionary and unilateral

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decision of Valvoline, as well as the Participant’s free and voluntary decision to participate in the 2016 Plan in accordance with the terms and conditions of the 2016 Plan, the Agreement and this Addendum.  As such, the Participant acknowledges and agrees that Valvoline may, in its sole discretion, amend and/or discontinue the Participant’s participation in the 2016 Plan at any time and without any liability.  The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any.  The Award are not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE TERMS AND CONDITIONS OF THE 2016 PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please print, sign and submit this Addendum to: Valvoline Inc. at 100 Valvoline Way; Lexington, KY  40509, by no later than [   ].

Participant Signature	Participant Name (Printed)

Date

NETHERLANDS

1.            Waiver of Termination Rights.  As a condition to the grant of the RSUs, the Participant hereby waives any and all rights to compensation or damages as a result of a termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the 2016 Plan, or (b) the Participant ceasing to have rights under, or ceasing to be entitled to any awards under the 2016 Plan as a result of such termination.

SINGAPORE

1.            Private Placement.  The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The 2016 Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses will not apply. The Participant should note that the RSUs are subject to section 257 of the SFA.

SOUTH AFRICA

1.            Exchange Control Obligations.  The Participant solely is responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.  As the Exchange Control Regulations change frequently and without notice, the Participant should consult with his or her legal advisor to ensure compliance with current Exchange Control Regulations.  Neither Valvoline, its Subsidiaries nor the Employer will be liable

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for any fines or penalties resulting from the Participant’s failure to comply with the Exchange Control Regulations and applicable laws.

SPAIN

1.            Acknowledgement of Discretionary Nature of the 2016 Plan; No Vested Rights. By accepting the RSUs, the Participant consents to participation in the 2016 Plan and acknowledges receipt of a copy of the 2016 Plan.  The Participant understands that Valvoline has unilaterally, gratuitously and in its sole discretion granted the RSUs under the 2016 Plan to individuals who may be Participants of Valvoline or its Subsidiaries throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Valvoline or any of its Subsidiaries on an ongoing basis.  Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and the cash payment in settlement of the RSUs shall not become a part of any employment contract (either with Valvoline or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the RSUs shall be null and void.

The Participant understands and agrees that, as a condition of the RSUs, unless otherwise provided in the Agreement, any unvested RSUs as of the date the Participant ceases employment will be forfeited without further entitlement or any amount of indemnification in the event of termination of employment.  The Participant acknowledges that the Participant has read and specifically accepts the terms and conditions referred to in the Agreement regarding the impact of a termination of employment on the RSUs.

2.            Termination for Cause.  Notwithstanding anything to the contrary in the 2016 Plan or the Agreement, “Cause” shall be defined as set forth in the 2016 Plan, regardless of whether the termination is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE TERMS AND CONDITIONS OF THE 2016 PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please print, sign and submit this Addendum to: Valvoline Inc. at 100 Valvoline Way; Lexington, KY  40509, by no later than [   ].

Participant Signature	Participant Name (Printed)

Date

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UNITED KINGDOM

1.            Mandatory Tax Withholding.  The following provision shall replace Section 4(c) of the Agreement:

Regardless of any action Valvoline and the Employer take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), primary Class 1 National Insurance contributions, payroll tax, payment on account or other tax–related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and that Valvoline and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs and any payment made thereunder; and (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of any cash payment upon the vesting of the RSUs, Valvoline and the Employer shall be entitled to withhold and the Participant agrees to pay, or make adequate arrangements satisfactory to Valvoline and the Employer to satisfy, all obligations to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. Unless otherwise determined by the Compensation Committee, at the time of settlement, Valvoline will withhold amounts equal to the amount of Tax-Related Items required to be withheld under applicable local laws and regulations, and pay such amount in cash to HMRC.  Alternatively, Valvoline or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary/wages or other amounts payable to the Participant. In the event the withholding requirements are not satisfied through the withholding from the cash payment attributable to the vested RSUs or through the Participant’s salary/wages or other amounts payable to the Participant, no amount will be paid upon vesting of the RSUs unless and until satisfactory arrangements (as determined by Valvoline) have been made by the Participant with respect to the payment of any Tax–Related  Items which  Valvoline and/or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs. By accepting this grant of RSUs, the Participant expressly consents to the withholding of cash as provided for hereunder. All other Tax-Related Items related to the RSUs and any payment thereof are the Participant’s sole responsibility.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), the Participant has relocated to a jurisdiction other than the United Kingdom, the Participant acknowledges that Valvoline, the Employer and/or other Subsidiaries of Valvoline may be required to withhold or account for Tax-Related Items in more than one jurisdiction, including the United Kingdom.  The Participant also agrees that Valvoline and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which the Participant may have to recover any overpayment from the relevant tax authorities.

The Participant shall pay to Valvoline or the Employer any amount of Tax-Related Items that Valvoline or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described.

If payment or withholding of income tax is not made within 90 days after the end of the UK tax

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year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, (the “Due Date”), the Participant agrees that the amount of any uncollected income tax shall (assuming the Participant is not a director or executive officer of Valvoline within the meaning of paragraph 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by the Participant to Valvoline, effective on the Due Date.  The Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and Valvoline may recover it at any time thereafter by any of the means referred to above.  If any of the foregoing methods of collection are not allowed under applicable laws or if the Participant fails to comply with the obligations of Valvoline and the Employer in connection with the Tax-Related Items as described herein, Valvoline may refuse to deliver the cash payment due upon vesting of the RSUs under the 2016 Plan.

2.            Exclusion of Claim.  The Participant acknowledges and agrees that the Participant shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the Participant’s RSUs, whether or not as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Participant’s RSUs.  Upon the grant of the RSUs, the Participant shall be deemed irrevocably to have waived any such entitlement.

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[End of Document]

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